Exhibit 99.2

Transcript of Telephone Conference Call to Discuss

SuperGen News Release

July 21, 2005

4:30 p.m. EST

JANE OLSON: Thank you operator.  Good afternoon ladies and gentlemen.  Thank you for joining us to discuss SuperGen’s 2005 second quarter financial results, which were released at 4 PM Eastern Standard Time today.  If you have not seen the press release you can view it online at www.supergen.com or contact us directly to receive a faxed copy.

During this conference call, we anticipate making projections and forward-looking statements that are based on management’s current expectations.  Actual results may differ materially from these forecasts due to various factors.  There are significant risks and uncertainties in biotechnology research and development.  There can be no guarantee that our products or that our product candidates will progress in clinical trials as we expect, or that we will ultimately be approved for the indications we are seeking.  Moreover, if the products or product candidates are approved in the future, we cannot guarantee they will be commercially successful.

The Company’s results may also be affected by such factors as competitive development, affecting the timing of anticipated regulatory approvals, and launches of new products, or other regulatory developments, patent disputes and litigation regarding future products.  For additional information and discussion concerning the risk factors that affect the company’s business, please refer to the company’s filing with the Securities and Exchange Commission including the report on Form 10-Q for the quarter ended March 31, 2005.  The Company undertakes no duty to update forward-looking statements.  You can also access a live or delayed Web cast of this conference call at www.supergen.com.

With that, I will now turn the call over to Dr. James Manuso, SuperGen’s President and Chief Executive Officer.  Jim?

JIM MANUSO:  Thanks very much Jane.  Welcome, and thank you all for participating in today’s call.    In addition to Jane, joining me today are Ed Jacobs, our Chief Operating Officer, Michael Molkentin our Chief Financial Officer, Dr. Audrey Jakubowski, our Chief Regulatory and Quality Officer and Dr. Michael McCullar, Vice President of Strategy and Development.

First, I would like to comment on today’s announcement by MGI Pharma, our Dacogen Licensor, regarding MGI’s acquisition of Guilford Pharma, This acquisition includes a marketed product for malignant glioma and a 53-person acute care sales and marketing team to enhance the current and growing MGI commercial organization.  We believe MGI’s sales force, focused on oncology and acute care, will have a positive immediate and long-term impact on the market penetration and sales potential of Dacogen, when approved.   Congratulations to Lonnie Moulder, CEO of MGI, and to the MGI team, in developing further their franchises in oncology and acute care.

Now, I’ll spend the first part of today’s call discussing the highlights for the second quarter of the year, and I will touch on some of our business development plans for the remainder of 2005.   Then Michael Molkentin, will take you through the quarter and year-to-date financial results and provide an update on our financial outlook for 2005.   Following Michael’s remarks, we’ll be pleased to take your questions.

Overall, SuperGen reported strong financial results for the quarter and year-to-date period.  These results derive from the financial impacts of our Company’s exclusive worldwide licensing agreement with MGI Pharma for Dacogen, our continued efforts to drive revenues of our marketed products and the continuing success of our cost control efforts.  Nipent continues to demonstrate a positive sales trend with revenues increasing 48% quarter over quarter.  On a year-to-date basis, SuperGen’s net product revenue reflects a 40% increase in Nipent sales from the same prior year period, and we expect to see quarterly sales to continue improving as clinicians become better acquainted with Nipent’s varied utility in cancer therapy.

On the regulatory front, during the quarter we continued to communicate with the FDA in anticipation of the PDUFA date for Dacogen, which is fast approaching.  We expect to hear FDA’s decision on Dacogen’s marketability in just six weeks, on September 1.   As a reminder, under the terms of our licensing agreement with MGI Pharma, SuperGen has first-line legal and regulatory development responsibility for Dacogen until October 31, 2005, the date upon which the Dacogen NDA and other legal and development responsibilities transfer by contract to MGI Pharma, or upon the FDA’s final action, whichever comes first.  Similarly,   SuperGen also

retains first-line responsibility for the Dacogen Marketing Authorization Application or MAA filed with the EMEA up until December 31, 2005, when it transfers to MGI, or upon the EMEA’s final action, whichever occurs first.   Our dialogue with the FDA has been very productive, and both we and our partner MGI Pharma are confident that the Dacogen NDA is comprehensive and deserving of a favorable outcome.

SuperGen will receive a $20MM milestone payment from MGI Pharma upon the first commercial shipment of Dacogen in the US and a $5MM milestone payment upon the first commercial shipment of Dacogen in the EU.  It is expected that commercial shipments will commence within one or two months of Dacogen’s approvals in each of these territories.

Regarding Orathecin, our treatment for advanced pancreatic cancer, our MAA remains on track at the EMEA.  We have submitted our responses to the Agency’s final review questions, we continue to interact with the EMEA and a final decision is expected during the second half of 2005.

On the Orathecin clinical development front, we are conducting a Phase II lead-in to a Phase III trial.  This Phase II compares Orathecin plus Gemzar in first-line pancreatic cancer patients to historical controls.  We will have completed accrual of all 30 patients to this trial within the second half of 2005.  We will assess the survival efficacy of this combination regimen upon the occurrence of the first 15 patient deaths and, at that time, we will consider the future development or other disposition of Orathecin.

During the second quarter, SuperGen participated in two important medical conferences.  In May, clinical investigators from M.D. Anderson Cancer Center presented an update on results from a Phase II trial of alternative Dacogen dosing schedules and tumor data at ASCO, the annual meeting of the American Society of Clinical Oncology, which was held in Orlando, Florida. Although the positive data presented at ASCO is not part of the Dacogen NDA filing, we believe that this additional clinical evidence supporting Dacogen’s efficacy has been widely recognized, worldwide, by influential clinical thought leaders, researchers and practicing hematologists and oncologists.

In June, SuperGen participated in the 9th International Conference on Malignant Lymphoma in Lugano Switzerland, where we sponsored a satellite symposium on novel uses of Nipent in lymphoid malignancies. This event provided excellent exposure for Nipent and our subsidiary EuroGen, to European clinicians and practicing oncologists.  We believe this exposure could have a positive, longer-term impact on Nipent sales efforts across Europe.  During 2006, EuroGen is expected to take on full sales and marketing responsibility for Nipent in Europe.

SuperGen was quite active in communicating to the investment community during the second quarter.  We presented the Company and met with institutional investors through our participation at several conferences, including the Rodman & Renshaw Techvest Healthcare Conference in May; the UBS Global Pharmaceuticals Conference and the Needham & Company Biotechnology Conference, both held in June.

Now I would like to address SuperGen’s business development strategy going forward for the remainder of the year.  This topic has been a subject of great interest to investors we have met and I’m sure it is of interest to those of you participating on today’s call.  There has been much speculation about SuperGen’s plans regarding the expansion of our product portfolio, focused acquisitions, the in-licensure of new product candidates to be developed, and the disposition of non-core assets.

We have previously stated that our strategy was one of building for growth.  We remain focused on transforming SuperGen through in-licensing or acquiring new products and/or complementary technology platforms.  At the start of this year, our timeline for identifying appropriate candidates was mid-year.  Throughout the first half, we have continuously been engaged in an extensive, disciplined screening process.  To date we have closely examined more than 100 opportunities.  Generally, we have been disappointed with the risk/reward profile of many potential products we have reviewed.  We have also been outbid by competitors on a few occasions.  This is not an easy process, but we are committed to finding acquisitions that are the best possible fit for the Company.  We seek those that offer the potential for maximizing value for our shareholders – this is always the key factor in our selection process.

I would also like to clarify recent speculation in the investment community regarding the potential disposition of non-core assets such as paclitaxel or Mitomycin, as well as proposed headcount reductions.

First, a few comments about non-core assets — We believe the sales potential for paclitaxel in the EU is significant.  Mayne Pharma and Bristol Myers Squibb share a market of approximately $350MM.  While EuroGen is actively pursuing the potential to have our paclitaxel application approved in the EU, our approved ANDA for paclitaxel in the US is intended to be sold.  The paclitaxel margins for a non-manufacturing marketer in the US are negative.

Avicine, a therapeutic HCG vaccine for pancreatic cancer is the subject of a joint development agreement with AVI BioPharma.  Having completed two Phase II trials, it is being offered for out-licensure at this time.

Mitomycin represents less than ten percent of our US sales.  It is continuing to be sold by our sales representatives in the US and we are not seeking to sell Mitomycin in the EU.

Our VEG-F, “Vascular Endothelial Growth Factor,” originally acquired from Peregrine, is the subject of discussions regarding an out-licensure with a right to SuperGen for co-development.  We hope to conclude such discussions in the second half of 2005.

Busulfan, a brain metastases drug that must be developed significantly to achieve regulatory approval, targets a very limited market.  It is being presented to potential acquirers for their consideration.

Now, regarding reductions in force, earlier in 2005 we reduced our head count by approximately 16%.  In the 1st quarter of 2004, we reduced our staff by approximately 11%.  These reductions were undertaken primarily as a result of our having completed the bulk of final Phase III trial and related development work on Orathecin and Dacogen.  Such measures reflect our ongoing efforts to minimize our cash burn rate through a variety of cost-cutting initiatives.  At present we have 89 employees, of which 37 are fully dedicated to commercial operations, with 21 dedicated to clinical and regulatory development.

Finally, I would like to address the question regarding our immediate, short-term plans for financing.  There are no immediate, short-term plans to utilize our $100MM shelf registration which was filed earlier this year.  The shelf was filed to enhance the Company’s ability to take advantage of funding opportunities in more favorable market environments and to establish an ability to more efficiently utilize alternative funding options for select acquisition opportunities.

I will now turn the call over to Michael Molkentin, our Chief Financial Officer, to review our financial results for the three and six months ended June 30, 2005 and provide an update on our outlook for 2005.  Michael?

MICHAEL MOLKENTIN:  Thank you, Jim.

2005 Second Quarter Financial Results

Total revenues for the 2005 second quarter were $7.9 million compared with $2.6 million for the same prior year period.  Total revenues for the 2005 second quarter include $2.5 million of development and license revenue for recognition of deferred revenue related to an upfront payment previously received and $1.2 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA during 2004.  Net product revenue for the 2005 second quarter includes Nipent sales of approximately $3.4 million compared with $2.3 million for the same prior year period.

Total costs and operating expenses for the 2005 second quarter were $10.7 million compared with $14.0 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2005 second quarter was a decrease in development and marketing expenses associated with the Orathecin and Dacogen programs, lower cost of product revenue resulting from a change in product mix and reduced distribution charges.

The Company reported a net loss for the 2005 second quarter of $1.9 million, or $0.04 per share, compared with a net loss of $21.3 million, or $0.48 per share, for the same prior year period.  The decrease in the net loss for the 2005 second quarter is due to an increase in net product revenue and revenue from the license agreement with MGI PHARMA, a decrease in overall costs and operating expenses and a significant reduction in non-cash items reflected in the same prior year period.  Except for a change in valuation of derivatives of $500,000 which is reflected in the 2005 second quarter there were other non-cash items as reflected in the same prior year period.

2005 Year-To-Date Financial Results

Total revenues for the six months ended June 30, 2005 were $12.3 million compared with $3.7 million for the same prior year period.  Total revenues for the six months ended June 30, 2005 include $5.0 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $1.9 million of reimbursable development costs pursuant to a license agreement entered into with MGI PHARMA.  Net product revenue for the six months ended June 30, 2005 includes Nipent sales of approximately $4.2 million compared with $3.0 million for the same prior year period.

Total costs and operating expenses for the six months ended June 30, 2005 were $22.4 million compared with $27.6 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the six months ended June 30, 2005 was a decrease in development and marketing expenses associated with the Orathecin and Dacogen programs, lower cost of product revenue resulting from a change in product mix and reduced distribution charges offset by a slight increase in selling, general and administrative expenses associated primarily with additional sales and marketing efforts for Nipent commercialization scale-up efforts with the Company’s European operations.

The Company reported a net loss for the six months ended June 30, 2005 of $8.8 million, or $0.17 per share, compared with a net loss of $40.0 million, or $0.96 per share, for the same prior year period.  The decrease in the net loss for the six months ended June 30, 2005 is due to an increase in net product revenue and revenue from the license agreement with MGI PHARMA, a decrease in overall costs and operating expenses and a significant reduction in non-cash items that were incurred in the same prior year period.  Except for a change in valuation of derivatives of $500,000, which is reflected for the six months ended June 30, 2005, there were no such other non-cash items as reflected in the same prior year period.

Financial Position

SuperGen closed the 2005 second quarter with approximately $53.5 million in operating cash which includes unrestricted cash, cash equivalents and marketable securities.

Financial Outlook 2005

At this time we would like to provide the following update to our annual guidance for 2005.

We continue to anticipate that total net product revenue for 2005 will fall within our annual target range of $14.5 million to $16.5 million.  We expect product gross margins to be within a range of 70% to 72%.  This represents an improvement from the prior year and is primarily due to a reduction in overall product distribution costs due to SuperGen re-acquiring the U.S. distribution rights for Nipent, offset by an increase in costs of sales for European related product revenue.

As indicated in previous guidance, development and license revenue pursuant to the license agreement with MGI is contingent upon the achievement of commercialization milestones in the US and Europe which we currently anticipate may occur for one or both milestones in the second half of 2005.  These milestones could range between $20 million and $25 million.

Any royalty revenue earned during 2005 will be based on the success of MGI’s commercialization and marketing launch efforts subsequent to receiving marketing approval for Dacogen.  To-date, MGI has not provided any sales guidance for Dacogen during 2005 and, thus, no royalty revenue expectations are currently being provided.

Annual revenue from the recognition of deferred revenue related to upfront payments continues to be forecasted at $9.9 million, but due to higher actual revenue from reimbursable development activities in the 1st half of 2005 we anticipate annual revenue from reimbursable development costs will now increase from our previous guidance of $1 million to approximately $2.5 million during 2005.

Annual research and development expenses continue to decrease from the prior year and are now expected to be between $19 million to $20 million for 2005 while selling, general and administrative expenses are expected to increase slightly during 2005 from the prior year to a range of $30 million to $31 million.

Contingent on the timing for realization of one or both US and EU commercialization milestones pursuant to the license agreement with MGI, we anticipate that the revised annual loss from operations for 2005 will range between $2 million to $7 million.  Actual quarterly income or loss from operations will be influenced by the timing of events that will trigger realization of commercialization milestone payments, the commencement of any royalty revenue, which is currently not forecasted, and the achievement of higher levels of forecasted net product revenue in the second half of 2005.

Lastly, we continue to forecast that our average shares outstanding will be approximately 51.2 million shares.

This concludes the review of our financial results for the three and six months ended June 30, 2005 and the update on our financial outlook for 2005.  I will now turn the call back to Dr. Manuso for a few closing comments.

JIM MANUSO:   Thanks very much, Michael.

We’ve had an excellent first half in 2005, and our outlook for the remainder of the year is positive.  Our financial position is strong, Nipent sales are anticipated to continue improving and we look forward to a busy and productive second half.  The decisions on Dacogen in both the U.S. and Europe will potentially trigger milestone payments from MGI Pharma; Orathecin may be approved in Europe; Nipent is scheduled for re-launch in five major European markets during the second half of 2005 and during 2006; and, we fully expect our business development initiatives to yield one or more acquisitions that will help us to grow our pipeline of cancer care products.

With that said, I will now ask the operator to open this call up for questions.  Operator?